UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Donehew, Robert H.
   c/o Donehew Capital, LLC
   111 Village Parkway, Building # 2
   Marietta, GA  30067
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   1/18/00
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Golf Rounds.com, Inc.
   TEEE
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Treasurer
6. If Amendment, Date of Original (Month/Day/Year)
   2/9/00
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $.01 par value               |70,000 (1)            |D               |                                               |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These securities are owned by Donehew Fund Limited Partnership, a Georgia limited partnership. Mr. Donehew is the Chief Executive Officer of
Donehew Capital, LLC, a Georgia limited liability company, which is the General Partner of Donehew Fund Limited Partnership. Donehew Fund Limited
Partnership also holds proxies to vote an additional 449,690 shares of common stock owned by third parties.
Joint Filer
Information
Names:  Donehew Fund Limited
Partnership
              Donehew Capital,
LLC
Address: 111 Village Parkway, Building
#2
                 Marietta, Georgia
30067
Designated Filer: Robert H.
Donehew
Issuer & Ticker Symbol:  Golf Rounds.com, Inc.
(TEEE)
Signatures:     DONEHEW FUND LIMITED
PARTNERSHIP
                       By: Donehew Capital, LLC, General
Partner
                                     /s/ Robert H.
Donehew

By:___________________________________
                            Robert H. Donehew, Chief Executive
Officer
                       DONEHEW CAPITAL, LLC, GENERAL
PARTNER
                                    /s/ Robert H.
Donehew

By:___________________________________
                           Robert H. Donehew, Chief Executive
Officer
SIGNATURE OF REPORTING PERSON
/s/    Robert H. Donehew
DATE
April 24, 2000